SURRENDER BENEFIT ENHANCEMENT RIDER

This extra benefit Rider is attached to and made part of the policy. All the terms of this Rider have the same meaning as determined in the policy except as may be modified in this Rider.

The effective date of the Rider is the Date of Issue of the policy. This Rider may be added after the Date of Issue of the policy only with Lincoln Life's consent.

BENEFIT. This Rider provides an extra benefit in the event of a full surrender.

If this policy is surrendered in lieu of the Surrender Value as described in the policy, the full Surrender Value will equal:

1.   The Total Account Value on the date of surrender; less

2.   The Loan Balance plus any accrued interest; plus

3.   The Surrender Benefit Enhancement, if any.

The Surrender Benefit Enhancement will equal:

1.   The Surrender Benefit Enhancement Rate; times

2.   The Term Blend Adjustment Factor; times

3.   The Cumulative Surrender Benefit Enhancement Premium.

SURRENDER BENEFIT ENHANCEMENT RATE. The Surrender Benefit Enhancement Rate is not guaranteed and may be changed at any time if future expectations in investment earnings, persistency and/or expenses (including taxes) differ from assumptions made in pricing. The current Surrender Benefit Enhancement Rates are shown on the Surrender Benefit Enhancement Rate Table attached to this Rider. The Surrender Benefit Enhancement Rate will not exceed 15% in any Policy Year.

TERM BLEND ADJUSTMENT FACTOR. The Term Blend Adjustment Factor is equal to 1.0 unless a Term Insurance Rider is attached to this Policy. If a Term Insurance Rider is attached to this Policy, the Term Blend Adjustment Factor will equal the Minimum Adjustment Factor plus one minus the Minimum Adjustment Factor times the ratio of the Basic Policy Specified Amount to the Target Face Amount. The current value of the Minimum Adjustment Factor is shown in the Policy Specifications.

CUMULATIVE SURRENDER BENEFIT ENHANCEMENT PREMIUM. The Cumulative Surrender Benefit Enhancement Premium is the sum of the Surrender Benefit Enhancement Premium for all prior Policy Years, plus the Surrender Benefit Enhancement Premium for the current Policy Year.

The Surrender Benefit Enhancement Premium for any Policy Year is the lesser of
(a) and (b) where:

     (a) the sum of the premiums paid during the Policy Year; less the sum of any partial surrenders during the Policy Year; or

     (b) the Target Premium for the Policy Year; times the ratio of the Target Face Amount to the Basic Policy Specified Amount if a Term Insurance Rider is attached to this Policy.

During the first Policy Year, the sum of the Cumulative Surrender Benefit Enhancement Premium for all prior Policy Years is zero.

LR525

TERMINATION. This Rider will terminate on whichever of the following first occurs:

1.   the Maturity Date of the policy, as shown in the Policy Specifications; or

2.   the death of the Insured; or

3. the date this policy is terminated as provided under the Grace Period provision of the policy; or

4. the next Monthly Deduction Day after Lincoln Life receives the request In Writing to terminate this Rider.

This Rider will terminate without value in the event that this policy is exchanged for another under Section 1035 of the Internal Revenue Code.

REINSTATEMENT. If this policy is reinstated, this Rider may also be reinstated if satisfactory evidence of insurability on the Insured is provided to Us.

DEFERRAL OF PAYMENT. We may defer payment of any Surrender Benefit Enhancement benefit in the same manner that we may defer payment of any Surrender Value under this policy.

POLICY PROVISIONS. Except as provided above, this Rider is subject to all the terms of the policy.

Issued by The Lincoln National Life Insurance Company.

                                     The Lincoln national Life Insurance Company

                                                  /s/ Jon A. Boscia
                                                       PRESIDENT

LR525

                    SURRENDER BENEFIT ENHANCEMENT RATE TABLE

SURRENDER BENEFIT ENHANCEMENT. A Surrender Benefit Enhancement is available that provides an additional surrender benefit. The Surrender Benefit Enhancement Rates are as follows:

                           SURRENDER BENEFIT                                SURRENDER BENEFIT
            YEAR            ENHANCEMENT RATE               YEAR              ENHANCEMENT RATE
          ----------    -------------------------     ----------------    -----------------------
              1                  11%                         5                      4%
              2                   9%                         6                      2%
              3                   7%                         7                      1%
              4                   5%                        8+                      0%

Lincoln Life may change this benefit based on its expectations of future investment earnings, persistency and expenses, including taxes. This benefit is not guaranteed.

LR525 A                                 LC

                    SURRENDER BENEFIT ENHANCEMENT RATE TABLE

SURRENDER BENEFIT ENHANCEMENT. The Surrender Benefit Enhancement provides an additional surrender benefit. The Surrender Benefit Enhancement Rates are as follows:

                           SURRENDER BENEFIT                                SURRENDER BENEFIT
            YEAR            ENHANCEMENT RATE               YEAR              ENHANCEMENT RATE
          ----------    -------------------------     ----------------    -----------------------
              1                   5%                        4                       2%
              2                   4%                        5                       1%
              3                   3%                        6+                      0%

Lincoln Life may change this benefit based on its expectations of future investment earnings, persistency and expenses, including taxes. This benefit is not guaranteed.

LR525 A                                 SC